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                                                                         EX 10.3

                                                        October 30, 1997

Mr. Thomas W. Healy
Chairman and CEO
Centennial Holdings, Ltd.
2850 Harrison Avenue N.W.
Olympia, WA  98502

Dear Tom:

        The purpose of this letter is to confirm our agreement regarding your continuing employment with Centennial Bank ("Bank") and related benefits following closing of the pending Merger of Centennial Holdings, Ltd. ("Centennial") into West Coast Bancorp ("WCB"). Please sign in the space provided at the end of this letter to indicate your acceptance of and agreement to be bound by the terms set forth below. This letter supplements the Salary Continuation Agreement, dated October 30, 1997, between you, the Bank, and WCB. Accordingly, the terms set forth in that Agreement are not repeated here. This letter does not constitute a waiver by you, WCB, or the Bank of any provisions in the Salary Continuation Agreement. Likewise, no provision in the Salary Continuation Agreement will constitute a waiver of any provisions in this letter. Capitalized terms used but not defined in this letter have the meanings assigned to those terms in the Plan and Agreement of Merger ("Merger Agreement") between Centennial and WCB, dated October 30, 1997.

Salary. We currently anticipate that you will continue as Chief Executive Officer ("CEO") of the Bank following Closing of the Merger. After the Merger, your initial annual salary will be $180,000, to be paid in monthly installments in accordance with the Bank's regular payroll schedule. The Bank will review your compensation annually in accordance with WCB policies and criteria and in connection with the advice and recommendations of WCB's Chief Executive Officer. Your annual salary will be adjusted in the future to reflect your performance and the extent of your continued involvement in the management of the Bank.

Incentive Bonus. As CEO of the Bank, you will, after the Merger, be eligible for annual incentive bonuses on the same basis as other WCB employees of equivalent position. Your annual incentive bonus could be as high as 30% of your annual salary, if you meet certain Bank performance targets. These performance targets will be based on the goals set forth in the Bank's budget and strategic plan. You will be evaluated with respect to your success in achieving these goals.

Medical, Insurance and Employee Plans. After the Merger, You will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing plans and pension plans and in other employee benefit programs the Bank or WCB may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by either the Bank's or WCB's board of directors with respect to the plans or programs. So long as you are employed by WCB or the Bank, WCB will provide medical coverage to you and make it available at your expense to your dependents. Regardless of your


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Mr. Thomas W. Healy
October 30, 1997
Page 2

continued employment, WCB will make medical coverage available to you and your dependents, at your expense, until you reach age 65. This medical coverage will be the same as that provided or made available to senior executives of WCB and their dependents.

Deferred Compensation. After the Effective Date, regardless of whether you continue your employment with the Bank, WCB, or any of WCB's Subsidiaries following the Merger, the Bank will after Closing, until you reach age 65, contribute $8,333 per month (beginning on the month following the month in which Closing occurs) on your behalf to WCB's deferred compensation plan, unless such contributions cannot be so held under the terms of WCB's deferred compensation plan as it may be amended before Closing, in which case, these contributions will be held on your behalf in a substantially equivalent deferred compensation plan. The amount held for your retirement by the Bank at Closing, which amount we understand will be $262,500 plus monthly contributions from Centennial of $8,333 for each month following the date of this letter through the month of Closing, will be held on your behalf following Closing in WCB's deferred compensation plan, unless such amount cannot be so held under the terms of WCB's deferred compensation plan as it may be amended before Closing, in which case, this amount will be held on your behalf in a substantially equivalent deferred compensation plan. The parties will prepare and execute, effective as of Closing, any additional documents necessary to carry out the intent of this paragraph.

Use of Personnel and Facilities. While you are employed at the Bank (and after your employment terminates to the extent mutually agreed upon by you and WCB), the Bank will make available to you certain personnel and facilities for your personal business use, as long as such use does not interfere with the business of the Bank or WCB or with your duties as an employee of the Bank. Subject to reasonable limits WCB may implement from time to time at its discretion, the facilities you may use for this purpose include office space, supplies, copying, telephone and facsimile services, and any other facilities WCB agrees to allow you to use. You agree that you will pay WCB or the Bank (as applicable) at reasonable rates established by WCB for your use of personnel and facilities and that you will reimburse WCB or the Bank (as applicable) for any expenses they incur in connection with your use of facilities or personnel.

Insurance Contract. We understand that Centennial owns an insurance policy on your life in the amount of $1.5 million. If at any time after Closing, WCB ceases to have an insurable interest in your life or for any other reason decides to dispose of this policy, WCB will provide you with 30 days' advance notice. During the 30-day notice period, you or your trust will have the option to buy this insurance policy at fair market value for the benefit of your trust, subject to any restrictions on the transfer of the insurance policy.

Centennial Capital Corporation. You recognize that WCB will own the name "Centennial" following the Merger, and that WCB has an interest in protecting and preserving that name and its use. Accordingly, before Closing of the Merger, you agree to change the name of your independent corporation from "Centennial Capital Corporation" to another name that does not contain the word "Centennial." On and after the Effective Date, you agree to discontinue use of the name "Centennial" in connection with any of your business activities that are independent of your employment at the Bank. However, Centennial Limited Partnership and Centennial Properties Partnership may retain their names until June 30, 1999, as long as they remain inactive and conduct no business whatsoever.


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Mr. Thomas W. Healy
October 30, 1997
Page 3

Benefits under Merger Agreement. WCB confirms to you its covenants set forth in the Merger Agreement in Sections 6.2 and 6.3 (relating to WCB's appointment of you as a director of WCB and as a member of its executive committee) and in
Section 6.7 (relating to indemnification of Centennial and Bank directors).

"At Will" Employment. You understand that your continued employment with the Bank is "at will." Thus, signing this letter does not obligate you to continue your employment with the Bank following Closing of the Merger, nor does it obligate WCB or the Bank to continue your employment following Closing of the Merger.

Waiver. By signing this letter, you agree to waive all of your rights under any employment agreements you have entered into with Centennial or the Bank, including, without limitation, the Employment Agreement between you and Centennial, dated March 11, 1996, which, along with any amendments to it, will terminate at Closing.

                                            Sincerely,


                                            Victor L. Bartruff
                                            President and CEO

Accepted and Agreed:

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Thomas W. Healy